FOR IMMEDIATE RELEASE
Contact:
Mark Chung
Brooks Automation, Inc.
Telephone: (978) 262-2459
mark.chung@brooks.com
Brooks Automation Receives Request for Additional Information Under Hard-Scott Rodino Act
CHELMSFORD, Mass., January 5, 2007 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that it has received a request for additional information, commonly referred to as a Second Request, from the Antitrust Division of the U.S. Department of Justice (DOJ) in connection with Brooks’ pending sale of its Software Division to Applied Materials, Inc. The Second Request was issued under notification requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act).
The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Brooks has substantially complied with the Second Request and Applied Materials has substantially complied with the Second Request that it has received, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. Brooks intends to respond expeditiously to the Second Request and to work towards a prompt closing of the proposed transaction, which Brooks is hopeful will occur in the first calendar quarter of 2007
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced products and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks’ products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.